As filed with the Securities and Exchange Commission on March 31, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WESTPORT INNOVATION INC.

(Exact name of registrant as specified in its charter)

Alberta	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 101, 1750 West 75th Avenue
Vancouver, British Columbia
Canada V6P 6G2

(Address of principal executive offices, including zip code)

WESTPORT STOCK OPTION PLAN

WESTPORT 2003 PERFORMANCE UNIT PLAN

  (Full titles of plan)

CT Corporation
111 Eighth Avenue, 13 Floor
New York, NY 10011

 (Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Copies to:

Kenneth G. Sam, Esq.
Dorsey & Whitney LLP
Republic Plaza Building, Suite 4700
370 Seventeenth Street
Denver, CO 80202-5647

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.  See definition of “Accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer  □     Accelerated Filer  ☒ Non-Accelerated Filer  □     Smaller Reporting Company  □

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares issuable under the Westport Stock Option Plan	1,924,723	$16.35 (2)	$31,469,221.05	$2,243.76
Common Shares issuable under the Westport 2003 Performance Unit Plan	1,228,903	$16.35(2)	20,092,564.05	$1,432.60
TOTAL	3,153,626	--	$51,561,767.10	$3,676.36

(1)	Common Shares, no par value, to be issued under the respective plans.

(2)
The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average high and low prices for the Registrant’s common shares on March 29, 2010 as quoted on the NASDAQ Global  Market.

INTRODUCTORY STATEMENT

This registration statement on Form S-8 registers 3,153,626 common shares (“Common Shares”) of Westport Innovations Inc. (the “Registrant”) reserved for issuance pursuant to the exercise of stock options under the Registrant’s Stock Option Plan (the “Stock Option Plan”) and 2003 Performance Unit Plan (“2003 Unit Plan”).

Under the terms of the Stock Option Plan, the Registrant is authorized to grant stock options exercisable to purchase that number of Common Shares which represents 3.72% of the issued and outstanding Common Shares of the Registrant from time to time.  Pursuant to a vote of securityholders on July 16, 2009, upon exercise of the 586,132 exercisable units under the 2003 Unit Plan, the Registrant is authorized to grant stock options exercisable to purchase that number of Common Shares which represents 5.0% of the issued and outstanding Common Shares of the Registrant from time to time.  The 586,132 exercisable units under the 2003 Unit Plan were exercised in August, 2009, and accordingly, the Registrant is authorized to grant stock options exercisable to purchase that number of Common Shares, which represents 5% of the issued and outstanding Common Shares of the Registrant.   Currently, 1,033,300 options to purchase Common Shares are outstanding and 891,423 options to purchase Common Shares remain available for issuance under the Stock Option Plan.

Under the terms of 2003 Unit Plan, the Registrant is authorized to issue 2,142,856 Common Shares upon exercise of units under the 2003 Unit Plan.  Currently, 1,094,913 units to purchase Common Shares are outstanding and 33,990 units to purchase Common Shares remain available for issuance under the 2003 Unit Plan.

PART I.                      INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

* This information is not required to be included in, and is not incorporated by reference in, this registration statement.

PART II.                      INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed or furnished by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

(a)	the Registrant’s Annual Report on Form 40-F for the fiscal year ended March 31, 2009 filed with the Commission on June 8, 2009;

(b)
all other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report incorporated by reference herein pursuant to (a) above; and

(c)
The description of the Registrant’s Common Shares, no par value, under the section captioned “Description of Share Capital” in the prospectus included in the Registrant’s registration statement on Form F-10 (File No. 333-152441) (the “Registration Statement”), initially filed with the Securities and Exchange Commission on July 22, 2008, as subsequently amended by any amendments to such Registration Statement, is incorporated herein by reference.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

Section 124 of the Business Corporations Act (Alberta) (the “ABCA”) provides as follows:

124(1) Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

(a)	the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.

(2) A corporation may with the approval of the Court of Queen’s Bench of Alberta indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfils the conditions set out in subsection (1)(a) and (b).

(3) Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

(a)	was substantially successful on the merits in the person's defence of the action or proceeding.

(b)	fulfils the conditions set out in subsection (1)(a) and (b), and

(c)	is fairly and reasonably entitled to indemnity.

(3.1)  A corporation may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to in subsection (1) or (2), but if the person does not meet the conditions of subsection (3) he or she shall repay the funds advanced.

(4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person

(a)
in the person’s capacity as a director or officer of the corporation, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation, or

(b)	in the person’s capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation’s request, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5) A corporation or a person referred to in subsection (1) may apply to the Court of Queen’s Bench of Alberta for an order approving an indemnity under this section and the Court of Queen’s Bench of Alberta may so order and make any further order it thinks fit.

(6) On an application under subsection (5), the Court of Queen’s Bench of Alberta may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

Section 7 of the By-laws of the Registrant, contains the following provisions with respect to indemnification of the Registrant’s directors and officers:

7.05         Limitation of Liability

Subject to the ABCA, no director or officer for the time being of the Registrant shall be liable for the acts, receipts, neglects or defaults if any other director or officer or employee, or for joining in any receipt or act for conformity, or for any loss, damage or expense happening to the Registrant through the insufficiency or deficiency of title to any property acquired by the Registrant or for or on behalf of the Registrant or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Registrant shall be placed or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation including any person, firm or corporation with whom or with which moneys, securities or effects shall be lodged or deposited for any loss, conversation, misapplication or misappropriation of or any damage resulting from any dealings with moneys, securities or other assets of or belonging to the Registrant or for any other loss, damage or misfortune whatsoever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to exercise the powers and to discharge the duties of his office honestly and in good faith with a view to the best interests of the Registrant and through a failure to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

7.06         Indemnity

Subject to the ABCA, the Registrant shall indemnify a director or officer, a former director or officer, and a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect to any civil, criminal or administrative action or proceedings to which he is made a party by reason of being or having been a director of officer of the Registrant or such body corporate, if:

(a)	he acted honestly and in good faith with a view to the best interests of the Registrant; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

7.07         Insurance

The Registrant may, subject to and in accordance with the ABCA, purchase and maintain insurance for the benefit of any director or officer as such against liability incurred by him.

Item 7.  Exemption from Registration Claimed.

Not Applicable

Item 8.  Exhibits.

Exhibit Number	Exhibit
4.1	Westport Stock Option Plan
4.2	Westport 2003 Performance Unit Plan
5.1	Opinion of Bennett Jones LLP
23.1	Consent of KPMG LLP
23.2	Consent of Bennett Jones LLP (contained in its opinion filed as Exhibit 5.1)
24.1	Powers of Attorney (See page II-7 of this registration statement)

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada on March 31, 2010.

Westport Innovations Inc.
(Registrant)

By: /s/ David R. Demers
David R. Demers
Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints David R. Demers and Bill Larkin, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for such person and in each person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on March 31, 2010.

Signature /s/ David R. Demers	Title	Date
David R. Demers /s/ Bill Larkin	Chief Executive Officer and Director	March 31, 2010
Bill Larkin /s/ J. Michael Gallagher	Chief Financial Officer	March 31, 2010
J. Michael Gallagher /s/ John A. Beaulieu	Director	March 31, 2010
John A. Beaulieu /s/ Warren J. Baker	Chairman and Director	March 31, 2010
Warren J. Baker /s/ Henry F. Bauemeister Jr.	Director	March 31, 2010
Henry F. Bauermeister Jr.	Director	March 31, 2010

Signature /s/ M.A. Bodkin	Title	Date
M.A. (Jill) Bodkin /s/ Andrew J. Littlefair	Director	March 31, 2010
Andrew J. Littlefair /s/ Dezsö. Horváth	Director	March 31, 2010
Dezsö. Horváth	Director	March 31, 2010
Sarah Liao Sau Tung	Director	March 31, 2010
Albert Maringer	Director	March 31, 2010

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

/s/ John A. Beaulieu
John A. Beaulieu	Authorized Representative in United States	March 31, 2010

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Westport Stock Option Plan
4.2	Westport 2003 Performance Unit Plan
5.1	Opinion of Bennett Jones LLP
23.1	Consent of KPMG LLP
23.2	Consent of Bennett Jones LLP (contained in its opinion filed as Exhibit 5.1)
24.1	Powers of Attorney (See page II-7 of this registration statement)